Filed Pursuant To Rule 433

Registration No. 333-180974

March 23, 2015

About SSGA Contact FAQ Log In/Regster * SPDR SWT SmTT ClXNLU AlMiTWU Precise in a world that isn’t.* Tools * Resources w Institutional » Advisor Education * GLD FUND OVERVIEW PERFORMANCE Fund Documents RELATED DOCUMENT S Fund Objective The objective of the SPOR® Gold Trust is Fund Performance for the Shares to reflect the performance of the price of gold buSon, less the Trust’s expenses. Custodian Ordinary brokerage commissions may apply. important Risk Information t m Prrt Selected Tab Sponsor Homt » ETF* : SPDR® GotcJ Shares (GLO) Fact Sheet PDF Prospectus pd-f SPDR” Gold Shares Analyze Performance » HSBC Bank pic The market price used to calculate the Market Value- return it the midpoint between the highest bid end the lowest offer on the- exchange on which the shares of the Fund are listed for trading, as of the time that the Fund’s NAV is ca/culated If you trade your shares at another time, your return may differ. Exchange Effective March 20, 2015, the SPOR Gold Trust (GLD) adopted the LBMA Gold Pnce PfA as the reference benchmark price of gold in calculating the Net Asset Value (NAV) of the Trust Prior to that date, the Trust used the London PM Fix as the reference benchmark price in calculating the NAV. Fund Market Price World Gold Trust Services. LLC NYSE ARCA EXCHANGE Fund Information 1 Month MONTH END As of 02/28/2015 -3.70% QUARTER END As of 12/31/2014 1.36% A* of 03/23/2015 QTD -1.52% -1.52% Ticker Symbol GLD YTD 1.17% -0.58% CUSIP 78463V107 1 Year -8.85% -0.58% Short Selling Allowed Yes 3 Year -12.17% -9.04% Options Available Yes 5 Year 1.43% 1.26% Cross Expense R-atio <2)0.40% 10 Year HJA N/A Inception Date Trustee Marketing Agent 11/18/2004 BNY Melon Asset Servicing, a division of The Bank of New York Melon State Street Global Markets. LLC Inception 9 89% 9 92% 11/18/2004 Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal v’alue will fluctuate, so you may have a gain or loss when shares are sold Current performance may be higher or lower than that quoted.

Fund Net Asset Value © As of 03/20/2015 LBMA Gold Price PM SI. 183.10 Price S113.SS Shares Outstanding 24-9.30 M Total Met Asset* S28.306.79 M Most Recent HAV/HAV History xlS Download Hotorcal Value of IBMA Gold Price PM XLS A* of 03/20/2015 NAV <in gold oz) Per Basket 9.597.25 HAV Per Basket S11,354.507.00 Per Basket Information Purchase Information Buying and Selling ETFs ETFs are fiexfcle and easy to trade. Investors buy and sen them Ike stocks, typical/ through a brokerage account Investors can also employ traditional stock tradng techniques; including stop orders, bn* orders, margin purchases, an<J short sales using ETFs. They are fcsted on major US Stock Exchanges. ETFs are subject to risk simiar to those of stocks including those regarding short-sehng and margin account maintenance. The use of short seftng entais a high degree of risk, may increase potential losses and is not suitable for al investors. Please assess your financial circumstances and risk tolerance prior to short seKng. Margin trading can add to the speculative risk invohred given the potential for margin cals if the price moves against the contract holder. Ordinary brokerage commissions apply. The ounces of gold listed on the daiy bartist may differ from the ounces of gold listed as ow ned by SPOR® Gold Trust (“’Trust*) on the website due to timing differences in tradng and settlement. The barkst includes ounces of gold on a settlement date basis, whie ounces shown on the websle are on a trade date basis. Effective June 1. 2011. the Trust has entered nto an agreement with HSBC Bank pic. the Trusts Custodian, which wi ensure that al of the Trust’s gold « hekJ n alocated form at the end of each working day. investors should be aware that if the gross value of the Trust assets is less than approximately S1.0 Mfon. the ordnary expenses of the Trust including the fees and expenses of the Trustee and the Custodan. printing and maing costs, legal and audit fees, regstraton fees and kstng fees, w* accrue at a rate greater than 0.40% per year of the daiy AHAV of the Trust Additonaiy. if the Trust incurs unforeseen expenses that cause the total of such ordrary expenses of the Trust to exceed 0.70% per year of the daily AHAV of the Trust, those expenses wi accrue at a rate greater than 0.40% per year of the daily AHAV of the Trust, ever after the Sponsor and the Marketng Agent have completely waived ther combined fees of 0.30% per year of the daiy AHAV of the Trust. Statement Regarding Forward-Looking Statements important hformaton Relatng to SPOR Gold Shares Trust: The SPOR Gold Shares Trust CGLD”) has fied a registration statement (ndudng a prospectus) w«h the Securities and Exchange Comnwsion (“SEC”) for the offerng to which this commumcalon relates Before you nvest. you should read the prospectus n that regstraton statement and other documents GLD has fied wth the SEC for more complete nformaton about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC websie at www.sec gov or by visiting www spdrgokJshares com Akematrvely. the Trust or any authorized participant wi arrange to send you the prospectus if you request it by caing 1-866-320-4053. GLD s not an investment company registered under the Investment Company Act of 1940 (the ‘1940 Act*) and o not subject to regulation under the Commodiy Exchange Act of 1936 (the *CEA*>. As a resul. shareholders of the Trust do not have the protections associated w th ownershp of shares in an investment company registered under the 1940 Act or the protections afforded by the CCA. GLD shares trade Ike stocks, are subject to nvestment nsk and wi fluctuate in market value. The value of GLD shares relates drectly to the value of the gold held by GLD (less is expenses), and fluctuations in the price of gold could materialy and adversely affect an investment in the shares. The pcice received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sels gold to pay for is ongoing expenses, the amount of gold represented by each Share w* declne over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detaied dscussion o f the risks of nvestng n GLD shares. This document includes ‘forward-looking statements* which generaly relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as ‘may* “wi.” ‘should.* “expect.* ‘plan* “anticipate.* ‘bebeve,’ ‘estimate.’* ‘predict.* ‘potential.” “* is ikely” or the negatwe of these terms or other comparable terrwnoogy. ai statements tower tnan statements or msioncai tact) ncwoeo «tms oocument tnat aoaress acavoes, events or oeveopmems tnat wa or may occur n tne luture. ndudng such matters as changes in commod*y prices and market condHons (for gold and the Shares), the Trust’s operations, the Sponsors plans and references to the Trust’s future success and other simiar matters are forward-lookng statements Investors are cautioned that these statements are only projections Actual events or resuts may differ materiaty. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as wel as other factors bebeved appropriate in the crcums-tances Whether or not actual resuKs and developments wi conform to the Sponsor’s expectations and predictions. however, is subject to a number of risks and uncertainties, including, the factors identified in the “Risk Factors’ section of the Prospectus fled with the SEC and in other ffcngs made by the Trust from time to time with the SEC. Consequently, al the forward-looking statements made in this material are quaified by these cautionary statements, and there can be no assurance that the actual resuRs or developments the Sponsor ot the Marketing Agent animates wi be reaped or. eve* if substantialy reaped, that they wl resu* * the expected eonseque-nees to. tt have the expected effects on. the Trust’s opera tons or the value of the Shares. Neither the Sponsor, the Marketing Agent nor any other person assumes responsenty for the accuracy or completeness of the forward-lookng statements Neither the Trust, the Marketing Agent nor the Sponsor a under a duty to update any of the forward-lookn g statements to conform such statements to actual resuRs or to reflect a change m the Sponsor’s or the Marketing Agent s expectaton or projections ai references to L8MA Gold Pnce PM are used w«h the permsson of CE Benchmark Admmistraton Lnrted and have been provided for nformatonai purposes only. CE Benchmark Admnstraton Lnrted accepts no kab*ty or responsibiKy for the accuracy of the prices or the underlyng product to which the prices may be referenced ‘SPOR* «s a product of S&P Dow Jones indices LLC f SPOJI*), and has been icensed for use by State Street Corporator Standard & Poor’s® and S&P® are registered trademarks of Standard 4 Poor’s Fmancial Services LLC (‘S&P”); Dow Jones® «s a registered trademark of Dow Jones Trademark HoWngs LLC (‘Dow Jones*); SPOR is a -trademark of the SPOJt and these trademarks have been licensed for use by SPOJI and subfceensed for certain purposes by State Street Corporation State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPOJI, Dow Jones. S&P, their respective affikates and none of such parties make any representation regarding the advisabity of investing in such product(s) nor do they have any kabity for any errors, omissOns. or interruptons of SPDR. This material must be delivered with a prospectus. The prospectus contains material n forma ton about the Trust and Cs Shares which is material and/or which may be important to you. You should read the entire prospectus, including ‘risk factors’ and the information incorporated by references therein, before making an investment decision about the Shares. As with al stocks, you may be required to deposit more money or securities into your margin account if the equity, including the amount attributable to your ETF shares, deefnes. For more in formation contact State Street Global Markets. LLC. One Lincoln Street. Boston. MA, 02111.866.320.4053 or vis! www.spdrgoldshares com. State Street Global Advisors. Family of Products Our Bust ness More Information: Legal The offioal US site (or exchange Mutual Funds SSgA com Register Legal Information traded funds from State Street Global Advisors, the investment Global SPORs International Investors Glossary Privacy management arm of State Street Contact Us Copyright Corporation. $2015 State Street Corpora bon AlRghts Reserved ETFs trade like stod«. are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value Brokerage commissions and ETF expenses will reduce returns. “SPOR- is a product of S&P Dow Jones Indioes LLC rSPOJI*).arvd has been I ioensed for use by State Street Corporation Standard & Poor’s and SAP are registered trademarks of Standard & Poor’s Financial Services LLC fS&P”). Dow Jones is a registered trademark: of Dow Jones Trademark Holdings LLC fDow Jones”): SPDR is a trademark of the SPOJI: and these trademarks ha<ve been lioensed for use by SPDJI and sublioensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI. Dow Jones. SAP. their respective affiliates and none of such parties make any representation regarding the advisability of investing in such product:*) nor do they have any liability for any errors, omissions, or interruptions of SPOR Distributor State Street Global Markets. LLC. member FINRA. SIPC. a wholly owned subsidiary of State Street Corporation Referenoes to State Street may indude State Street Corporation and its affiliates Certain State Street affiliates provide services and receive fees from the SPOR ETFs ALPS Distributors. Inc. a registered broker-dealer, is distributor for SPOR* S&P* 500. SPDR* S&P* MidCap 400 and SPDR* Dow Jones Industrial Average, and all unit investment trusts ALPS Portfolio Solutions Distributor. Inc. is distributor for Select Sector SPDRs ALPS Distributors. Inc and ALPS Portfolio Solutions Distributor. Inc are not affiliated with State Street Global Markets. LLC. THIS SITE IS INTENDED FOR U.S. INVESTORS ONLY- No Offer/Local Restrictions Nothing contained in or on the Site should be construed as a solicitation of an offer to buy or offer, or recommendation, to acquire or dispose of any security, commodity, investment or to engage in any other transaction SSgA Intermediary Business offers a number of products and services designed specifics Ily for various categories of investors Not all products will be available to all investors The information provided on the Site is not in tended for distribution to. or use by. any person or entity in any jurisdiction or country where s-uch distribution or use would be contrary to law or regulation All persons and entities accessing the Site- do so on their own initiative and are responsible for compliance with applicable local la-ws and regulations. The Site is not directed to any person in any jurisdiction where the publication or availability of the Site is prohibited, by reason of that person’s nationality, residence or otherwise Persons under these restrictions must not access the Site. Information for Non-U.S. Investors: The products and servioes described on this web site are intended to be made available on ly to persons in the United States, and the information on this web site is only for such persons. Nothing on this web site shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solid tation. purchase or sale would be unlawful under the securities laws of such jurisdiction Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 1-866-87-2257 download prospectus summary prospectus now, or talk to your financial advisor. Read it carefully before investing. #4973 Not FDIC insured no bank guarantee may lose value

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.